Exhibit 10.9

34 Third Avenue Burlington, MA 01803 Tel: (781) 221-0053 Fax: (781) 272-5290

August 10, 2011

Jason M. Bottiglieri

Dear Jason:

It is my pleasure to offer you the position of Vice President of Sales. The InfraReDx Team is very impressed with your background and accomplishments and we feel that you will make significant contributions to the company’s future. From meeting you, we are confident that it will be enjoyable to work together. On behalf of InfraReDx (the “Company”), the following are the terms of your offer of employment:

You will be employed to serve on a full-time basis effective August 29, 2011. You will report to Donald Southard, President and Chief Executive Officer. You will be responsible for such duties as are normally associated with your position and such other duties as may from time to time be assigned to you by the Company.

1. Compensation. Your bi-weekly salary will be $7,692.31 ($200,000 annualized), which will be payable in accordance with the Company’s standard payroll practices (currently biweekly) and subject to applicable withholdings and deductions as required by law. Your salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

2. Commission. You are also eligible to receive up to 50% of your base salary in commission compensation. From your start date through December 31, 2011, you will receive a guaranteed commission of $3,846.15 ($100,000 annualized) per bi-weekly pay period. Beginning in January 2012, your commission compensation will be based on a variable compensation plan that you prepare for approval by Don Southard.

3. Stock Options. Subject to approval of the Company’s Board of Directors (the “Board”), you will be granted 750,000 incentive stock options in accordance with the company’s Stock Option Agreement and Stock Option Plan which will include, among other things, the vesting schedule.

4. Benefits. As a full-time employee, you may participate in any and all benefit programs that the Company establishes and makes available to its full-time employees provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. You will receive a $600 per month car allowance and will be reimbursed for business related expenses according to company policy. In addition, you will also be eligible to accrue up to a maximum of four weeks of paid vacation leave per year subject to the terms and conditions of the Company’s vacation pay policy.

5. At-Will Employment. Please note that this letter does not constitute an employment contract or a contract for a specific term of employment, nor will it be deemed or interpreted to constitute an employment contract or a contract for a specific term of employment. Your employment with the Company is and will be on an “at-will” basis, meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice.

6. Prior Contracts / Restrictions: By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. Conditions of Employment. As a condition of employment, you will be required to execute an Employee Confidentiality and Developments Agreement in the document attached as Exhibit A. A signed copy of this agreement must be returned to Amy Crawford on or before your first day of employment with the Company.

Additionally, as a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with the Company.

Your employment with the Company is conditioned on your eligibility to work in the United States. Within three (3) days following your first day of employment, you must complete an I-9 Form and provide us with any of the accepted forms of identification specified on the I-9 Form.

8. At-Will Statement. The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with InfraReDx will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees

If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me on or before August 15, 2011.

I look forward to working with you and having you on the InfraReDx Executive Team. We believe that your experience and your talent in sales will help us make significant commercial progress in preventing the death and disability caused by coronary artery disease.

Sincerely,

/s/ Amy K. Crawford

Amy K. Crawford

Director of Human Resources

I accept the foregoing offer of employment and acknowledge and agree that this Agreement constitutes the entire agreement with respect to my at-will employment by the Company and supercedes any and all prior understandings, promises or agreements, whether written or oral, express or implied.

/s/ Jason M. Bottiglieri	8/11/11
Jason M. Bottiglieri	Date

CONFIDENTIAL ADDENDUM TO EXISTING EMPLOYMENT AGREEMENT

THIS CONFIDENTIAL ADDENDUM TO EXISTING EMPLOYMENT AGREEMENT (the “Agreement “) is made as of this 22nd day of March, 2013, by and between Infraredx, Inc. and its members, affiliates, subsidiaries and divisions (collectively, “Infraredx” or “the Company”) and Jason Bottiglieri (“Bottiglieri”) (collectively, “the Parties”).

WHEREAS, Bottiglieri is Vice President of Sales at Infraredx;

WHEREAS, on August 10, 2011 , Infraredx and Bottiglieri entered into an employment agreement (the “Bottiglieri Employment Agreement”);

WHEREAS, Bottiglieri and the Company have agreed that Bottiglieri shall continue employment with Infraredx; and

WHEREAS, the effective date of this Agreement is March 22, 2013 (the “Effective Date”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Infraredx and Bottiglieri as follows:

1. Consideration. In consideration for Bottiglieri’s continued employment with the Company, the Company agrees to the conditions set forth below:

(a) Compensation Guarantee. In lieu of previous compensation commitments and in complete satisfaction of any and all amounts that were due to Bottiglieri as VP of Sales, Infraredx agrees to provide Bottiglieri with:

(i) a base compensation payable bi-weekly at an annual rate of $210,000 subject to applicable withholdings and deductions by law;

(ii) an additional payment of $8,750 (annualized amount of $105,000) to be made monthly starting in April 2013 and ending in December 2013 for a total of 9 months;

(iii) an amount equal to the $250,000 placed in an Irrevocable Education Trust which vests to Bottiglieri at the end of the 24 month period beginning on March 22, 2013. The trustees will include at least one individual selected by the Company and one individual selected by Bottiglieri. Until vested to Bottiglieri, there must be equal representation by the Company and Bottiglieri. The Irrevocable Trust is not subject to clawback due to underperformance of sales targets or termination of employment for reasons other than cause. In the event of Bottiglieri’s death, the Trust will fully revert to the control of his estate. The Trust will be set up at a mutually agreeable financial institution;

(iv) in the event the Company fails to receive proper funding to maintain operations, Bottiglieri is guaranteed base compensation, including health care coverage, for a period of 9 months following the cessation of operations, subject to the requirements, conditions and limitations of COBRA and of the medical plan of Infraredx, which plans Bottiglieri recognizes and understands may be amended or modified at any time in Infraredx’s sole discretion;

(v) anti-dilution protection of current and future stock option grants when the Company raises equity financing; and

(vi) at the Company’s expense Bottiglieri is entitled to participate in a Harvard Business School symposium or similar educational event, the duration not to exceed one week and $12,000, anytime within the next 24 months.

2. Additional Non-Compensation Resources Committed to Bottiglieri.

(a) Regional Manager. The Company agrees to hire an additional regional manager during the second half of 2013, the exact timing and personnel to be agreed to between the Parties;

(b) Marketing Related. It is understood that Bottiglieri is responsible for the sales management of the Company and to discharge said responsibility it is important to influence, manage, control, or otherwise affect the marketing message of the Company. Therefore, the Company agrees to hire a sales/marketing professional reporting directing to the sales team who will work in tandem with the existing marketing function;

(c) International Sales. Effective within a reasonable period of time, not to exceed 6 months, Bottiglieri will take responsibility, and will be held accountable, for the sales and marketing of certain international territories, said territories to be agreed upon within two months; and

(d) US Field Sales Force. The Company agrees to pay the minimum sales commission, an amount to be agreed upon by the Parties and expected to be in line with the prior quarter’s minimum commission, to each sales representative through the second quarter of 2013. The disclosure to the sales force of this arrangement will be agreed upon by the Parties.

3. No Further Consideration. With respect to the monetary and non-monetary consideration set forth in Sections 1(a) and 2 above, Bottiglieri agrees that: (i) such consideration represents the sole and exclusive payments and benefits to be provided to him by Infraredx; (ii) Infraredx has satisfied any and all obligations it may have to him under the terms of any agreements he has, or may have, with Infraredx; (iii) said payments include any and all outstanding and accrued compensation, wages, benefits, equitable interest, and amounts of any kind that may be due and owing to him; (iv) Infraredx has no further obligation to provide Bottiglieri with any compensation of any kind, or any non-monetary or monetary benefits; and (v) the consideration to be provided to Bottiglieri constitutes good and sufficient consideration for this Agreement.

4. Non Disclosure Requirements.

(a) Bottiglieri agrees at all times hereafter, to hold in strictest confidence, and not to use, and not to disclose to any person or entity without the express written authorization of the Company any Infraredx Confidential Information. As used herein, “Confidential Information” means any Infraredx proprietary or confidential information, including all trade secrets and know-how, including but not limited to any and all information relating to the business of Infraredx or any affiliate thereof, internal operating procedures, current and planned future business agreements and relationships, vendors and third-party suppliers, business proposals, projections, plans regarding strategic partnering, research, product plans, products, services, customer lists and information, markets, software, developments, inventions, processes, formulas, technology and technical data, designs, drawings, marketing, distribution and sales methods and systems, sales and profit figures, finances, tax and accounting information and any other business information disclosed to or learned by Bottiglieri at or from Infraredx, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Bottiglieri.

(b) Bottiglieri further agrees that the aforementioned Non-Disclosure Restrictions are reasonable and necessary to protect the legitimate interests of Infrared, that the Non-Disclosure Restrictions shall not cause any undue hardship to Bottiglieri, that Infraredx would not have entered into this Agreement in the absence of such restrictions, and that any material breach of this Section 4 shall result in irreparable injury to Infraredx.

(c) Bottiglieri further agrees that, in addition to any other remedies available to Infraredx at law, should he materially breach any of the Non-Disclosure Restrictions set forth in Section 4(a), Infraredx will have no obligation to provide him with any of the consideration set forth in Sections 1(a) above and that he shall be required to repay to Infraredx all of the consideration previously received by him under this Agreement. Bottiglieri further agrees that Infraredx shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and without the requirement of posting a bond or providing any other form of surety or undertaking.

5. Effect on Prior Agreements. The Parties acknowledge and agree that, except as otherwise specifically provided in this Agreement, any and all prior or contemporaneous promises, representations, agreements or understandings, whether written or oral, between the Parties continue in force or effect.

6. Confidentiality. The Parties shall not disclose the terms of this Agreement to anyone unless otherwise required by law; provided, however, that Bottiglieri may disclose the terms of this Agreement, and the payments made hereunder, to his immediate family members, and all Parties may disclose the terms of this Agreement to their attorneys, accountants, auditors and tax/financial advisors, as well as to any governmental agency which may require the reporting and/or disclosure of such information. In addition, nothing herein is intended to prevent Bottiglieri from disclosing or discussing the tax treatment of the payments made herein. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

7. Remedies. Subject to Section 11 herein, the Parties agree and recognize that in the event Infraredx or Bottiglieri materially breaches any of the obligations or covenants set forth in this Agreement, the non-breaching Party shall be entitled to avail itself of all rights and remedies at law and in equity in addition to the rights and remedies conferred by this Agreement, including, but not limited to, the right to seek monetary damages and/or injunctive relief for any harm caused by the other Party, as well as the right to seek repayment of all consideration paid under this Agreement.

8. Governing Law; Arbitration. This Agreement shall be subject to, governed by and interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles.

9. Severability. In the event any provision of this Agreement shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining provisions shall remain in full force and effect. The unenforceability or invalidity of a provision of this Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

10. Counterparts. This Agreement may be signed by facsimile in any number of counterparts with the same effect as if the signatures were originals and upon the same instrument.

11. Notice. Any notice given under or relating to this Agreement shall be in writing and delivered by facsimile and overnight mail to:

If to Infraredx:

Donald Southard

Infraredx, Inc.

34 Third Avenue

Burlington, MA 01803

Phone: (781) 221-0053

Fax: (781) 272-5290

If to Bottiglieri:

Jason Bottiglieri

32 Salisbury Road

Brookline, MA 02445

Delivery of any such notice shall be effective upon the earlier of electronic confirmation of facsimile delivery or manual confirmation of overnight delivery.

12. Certifications and Acknowledgments. Bottiglieri and Infraredx certify and acknowledge as follows:

(a) The Parties have read the terms of this Agreement, and that they understand its terms and effects;

(b) The Parties certify that they have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which each acknowledges is adequate and satisfactory to them;

(c) The Parties certify that they have consulted with his or its respective counsel prior to signing this Agreement;

(d) The Parties acknowledge that they are not waiving any rights or claims based on facts arising after the Effective Date of this Agreement;

(e) Bottiglieri certifies and acknowledges that Infraredx has provided him with a sufficient period of time within which to consider this Agreement, and he has signed this Agreement on the date indicated below after concluding that this Agreement is satisfactory to him;

(f) Bottiglieri certifies and represents to Infraredx that he is competent and able to understand and execute this Agreement.

13. Successors; Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, assigns, heirs, executors, administrators and legal representatives of the Parties.

INFRAREDX, INC. By: /s/ Donald Southard Name: Donald Southard Title: Chief Executive Officer Date: 3/25/13	JASON BOTTIGLIERI By: /s/ Jason Bottiglieri Name: Jason Bottiglieri Title: Vice President, Sales Date: 3/25/13